De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

10.6.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Bassline Productions, Inc. on Form S-1 of our audit report, dated September 24, 2010 relating to the accompanying balance sheet as of August 31, 2010 and the related statements of operations, stockholders’ deficit, and cash flows from inception (May 11, 2010) through August 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
10.6.2010

2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 588-5961  ●  Facsimile (702) 588-5979